Exhibit 7.08

December 2, 2006

CONFIDENTIAL

FERTITTA COLONY PARTNERS LLC

2960 West Sahara Avenue

Las Vegas, NV 89102

Re:  Acquisition Financing - Financing Commitment Letter

Ladies and Gentlemen:

You have informed German American Capital Corporation (“GACC”) and Deutsche Bank AG, New York Branch (“DB” and, together with GACC, the “Commitment Parties”) that one or more affiliates of Colony Capital, LLC (collectively, “Colony”), Mr. Frank J. Fertitta III and his personal investment vehicles (collectively, “Frank Fertitta”) and Mr. Lorenzo J. Fertitta and his personal investment vehicles (collectively, “Lorenzo Fertitta” and together with Colony and Frank Fertitta, the “Principal Investors”), together with other co-investors that are reasonably acceptable to, the Commitment Parties prior to the Closing Date (defined below) and their respective affiliates (collectively, the “Sponsors”) and other members of the management team of Station Casinos, Inc. (the “Target”) and other persons reasonably acceptable to the Commitment Parties (collectively, the “Management Investors” and, together with the Sponsors, the “Equity Investors”) have caused the  formation of Fertitta Colony Partners LLC, a newly formed limited liability company (“Sponsor LLC”).  Sponsor LLC will be the parent of a new Nevada corporation (“Sponsor Holdco”) which would (i) acquire, through  a newly formed Nevada corporation wholly-owned by Sponsor Holdco (“Sponsor Merger Sub”), all of the equity interests in the Target, by way of a merger of Sponsor Merger Sub and an entity that will hold all of the outstanding shares of the Target (the “Acquisition” or the “Merger”) and (ii) concurrently with the consummation of the Acquisition, refinance (the “Refinancing”) the existing senior secured revolving credit facility of the Target and its subsidiaries.  After giving effect to the Acquisition, on the Closing Date, the Principal Investors, collectively, will beneficially own and control, with unrestricted voting power, at least seventy percent (70%) of the voting equity of Sponsor LLC and Sponsor Holdco will be a holding company that indirectly owns all of the equity interests in the Target.  In addition, Sponsor Holdco will own, directly or indirectly, 100% of the equity interests in the Mezzanine Borrowers and Senior Borrower (collectively, “Borrower”) described in the term sheet attached hereto as Exhibit B (the “Term Sheet”) as well as certain other assets currently owned by the Target.  Senior Borrower shall use the cash proceeds of the CMBS Loan contemplated herein, inter alia, to purchase real estate assets of certain operating subsidiaries of the Target.  These real estate assets will be leased to the Target, which will in turn sublease the same back to the existing operating subsidiaries of the Target (“Subsidiary OpCos”).

In order to effect the Acquisition, the Refinancing, to pay all fees and expenses incurred in connection with the Transaction (as defined below) and to provide for the working capital needs and general corporate requirements of the Borrower and its subsidiaries after giving effect to the Acquisition, you have advised us that you intend to implement the following transactions:  (i) the contribution of equity to Sponsor Holdco by the Equity Investors in an aggregate amount equal to at least 32.5% of the consideration payable under the Acquisition Agreement defined below (a portion of which in an amount to be agreed may be in the form of rollover equity provided by Frank Fertitta, Lorenzo Fertitta and certain other Sponsors and/or Management Investors) (the “Equity Financing”) or such additional amount as the Equity Investors shall elect to contribute in their sole discretion, (ii) the procurement by the Target of senior secured revolving credit facilities in the aggregate amount of $500.0 million (the “Revolving Credit Facility”) and (iii) the procurement by Borrower of a first lien mortgage loan in the aggregate amount of $2,725.0 million (the “CMBS Loan”).

The transactions described in clauses (i) through (iii) above, as more fully described in the Term Sheet, are collectively referred to herein as the “Financing Transactions.”  The Financing Transactions, the Refinancing and the Acquisition are collectively referred to herein as the “Transaction.”  All funds required to finance the Acquisition and Refinancing, and to pay all fees and expenses incurred in connection with the Transaction, shall be provided pursuant to the Financing Transactions.

1.             Commitment.  DB and GACC (in such capacity, collectively “Initial Lender”) are pleased to confirm to Sponsors and Sponsor LLC that, subject to the terms set forth herein and in the Term Sheet, Initial Lender hereby commits (the “Commitment”) to provide, either directly through GACC or DB, or through one or more of their affiliates, the CMBS Loan to Borrower in an aggregate amount equal to $2.725 billion (the “Aggregate Commitment”), subject to (i) Sponsor LLC’s acceptance of this letter (together with all Exhibits and Schedules attached hereto, the “Commitment Letter”); (ii) satisfaction (or waiver by the appropriate party) of the terms and conditions set forth herein; and (iii) the prior satisfaction of the Loan Closing Conditions set forth in Exhibit A attached hereto.  Upon satisfaction of the Loan Closing Conditions, the CMBS Loan shall be made available on the Closing Date by Initial Lender in accordance with the terms set forth in the Term Sheet.  The “Closing Date” shall be a date prior to the Termination Date (as defined in Exhibit A) mutually acceptable to Initial Lender and Sponsor LLC and at which time all the applicable conditions to closing the CMBS Loan (the “Closing”) shall have been satisfied.

2.             Fees.  Sponsor LLC agrees to pay the fees set forth in the separate fee letter (the “Fee Letter”) dated the date hereof with Initial Lender in accordance with the terms of the Fee Letter (the “Agreed Fees”).  The effectiveness of this Commitment is subject to the payment of the Commitment Fees specified in the Fee Letter in immediately available funds, which payment shall occur on or before the date specified in the Fee Letter.

3.             Indemnification; Expenses.  Sponsor LLC agrees to indemnify and hold harmless Initial Lender, all other lenders, any arranger, bookrunner or agent acting on behalf of any lender, and each of the other Indemnified Persons identified in accordance with and as set forth in the indemnification provisions attached as Exhibit C hereto (the “Indemnification Provisions”) and hereby made a part hereof as though fully set forth herein.

In further consideration of the issuance of this Commitment Letter, and recognizing that in connection herewith Initial Lender is incurring substantial costs and expenses in connection with the documentation of the Commitment and the CMBS Loan, due diligence, loan closing, syndication, securitization and underwriting with respect to the proposed CMBS Loan, including, without limitation, fees and expenses of counsel, accounting fees, transportation, duplication and printing, third party consultant costs, appraisals, environmental reports, regulatory database searches, engineering reports, search fees, and other reasonable out-of-pocket third-party expenses, Sponsor LLC agrees to pay such reasonable out-of-pocket costs and expenses (whether incurred before or after the date hereof), upon the occurrence of the Closing of the transactions contemplated hereunder.

4.             Disclosure.  Sponsor LLC agrees that this Commitment Letter is for its confidential use only and will not be disclosed by Sponsor LLC to any person other than its accountants, attorneys and other advisors, its potential equity investors and their accountants, attorneys and advisors, and Target and its advisors, and then only on a “need to know” basis in connection with the CMBS Loan and on a confidential basis.  Notwithstanding the foregoing, Sponsors and Sponsor LLC may: (i) make public disclosure of the existence of the Commitment, (ii) file a copy of this Commitment Letter in any public record in which it is required by law to be filed, and (iii) make such other public disclosures of the terms and conditions hereof as Sponsors and Sponsor LLC are required by law (including any applicable SEC regulations), in the opinion of its counsel, to make.

Sponsor LLC represents and warrants that all information that has been or will hereafter be made available by Initial Sponsors or any of their representatives in connection with the CMBS Loan to Initial Lender or any of their representatives or any potential lender, taken as a whole, are and will be correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements were or are made; provided that with respect to all statements, estimates and projections regarding future performance of Sponsor Holdco, the Borrower, Target and their respective subsidiaries, if any, that have been or will be prepared by the Borrower Parties or any of their representatives and made available to Initial Lender or any of their representatives or any potential Lender in connection with the financing contemplated hereby have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control and that no assurance can be given that such Projections will be realized).  Initial Sponsors agree to supplement the information and projections from time to time to the extent  necessary to cause the representations and warranties contained in this paragraph to remain correct.

Initial Lender shall take normal and reasonable precautions and exercise due care to maintain the confidentiality of information provided to them by the Borrower Parties in connection with this Commitment Letter, except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by Initial Lender, or (ii) was or becomes available from a source other than the Borrower Parties not known to Initial Lender to be in breach of an obligation of confidentiality to the Borrower Parties in the disclosure of such information.  The foregoing shall not be deemed to restrict Initial Lender from disclosing such information (a) at the request or pursuant to any requirement of any governmental authority; (b) pursuant to subpoena or other court process, provided that Initial Lender will provide the Borrower parties with prior notice of such court process to the extent reasonably feasible; (c) when required to do so in accordance with the provisions of applicable law; (d) to the extent required in connection with any litigation or proceeding to which Initial Lender or their affiliates may be a party, provided that Initial Lender will provide the Borrower parties with prior notice of such court process to the extent reasonably feasible; (e) to the extent required in connection with the exercise of any remedy hereunder or under any loan document; (f) to Initial Lender’s independent auditors, rating agencies, and other professional advisors; and (g) to any prospective participant, investor, or assignee in connection with a syndication or securitization, subject to the confidentiality provisions contained herein.

5.             Expiration and Termination of Commitment.  The Commitment shall: (i) expire if this Commitment Letter is not countersigned and returned to the undersigned prior to 11:59 p.m. Los Angeles time (the “Expiration Time”) on December 4, 2006 (the “Expiration Date”); and (ii) terminate if the Closing does not occur prior to the Termination Date.  In addition, the Commitment will terminate on the first to occur of (x) the Expiration Time on February 28, 2007, unless on or prior to such date a definitive agreement with respect to the Acquisition (the “Acquisition Agreement”) has been entered into (with the Target or its relevant affiliates), or (y) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the termination of the Acquisition Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions).  Sponsor LLC’s obligations under Sections 2, 3, and 4 relating to fees, indemnification, costs and expenses and confidentiality shall survive the expiration or termination of the Commitment.

6.             Representations and Warranties.  The Initial Lender’s commitments and agreements hereunder are subject solely to the conditions set forth in the attachments to this Commitment Letter.  Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation for the CMBS Loan or any other letter agreement or other undertaking concerning the Transaction to the contrary, the only representations relating to the Borrower,  the Target, its subsidiaries and their businesses the making of which shall be a condition to the closing of the CMBS Loan on the Closing Date shall be (A) such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”), and (B) the Specified Representations (as defined below).  “Specified Representations” means the representations of the Borrower Parties set forth in the Term Sheet and relating to entity power and authority to enter into the documentation relating to the CMBS Loan, due authorization, execution, delivery and enforceability of such documentation, single purpose entity requirements, such documentation not conflicting with charter documents, law or material contracts, Federal Reserve margin regulations, the Investment Company Act, Property Specific Representations (provided, however, the making of such Property Specific Representations shall only  be a condition to the closing of the CMBS Loan on the Closing Date, to the extent a breach thereof would result in a “Material Adverse Effect on the Company” (as defined in the Acquisition Agreement)), and the perfection and priority of the security interests granted in the proposed collateral.  In addition, in the event a breach of Property Specific Representations results in a Portfolio MAE, Initial Lender shall have the right to implement a Property Substitution.  As used herein: (A) a Portfolio MAE shall mean a material adverse effect on the Properties taken as a whole, or the operations, business or condition (financial or otherwise) of Borrower, taken as a whole; and (B) Property Substitution shall mean that Initial Lender may designate Real Property Interests comprising one or more casino and hotel projects owned by Target (through its subsidiaries) (“Substituted Properties”), which would be conveyed to Senior Borrower in lieu of one or more of the Properties so as to avoid the Portfolio MAE; provided, however, that (i) the designation and conveyance of the Substituted Properties shall be subject to compliance with the other terms and conditions of this Commitment; (ii) all parties shall act reasonably in implementing the Property Substitution consistent with the objective of avoiding the Portfolio MAE while preserving the material terms set forth in the Term Sheet; and (iii) in no event shall such Property Substitution result in an inability to render the opinions contemplated in Section 10 of Exhibit A attached hereto.

7.             Miscellaneous: The following provisions shall be applicable both to this Commitment Letter and to the Fee Letter.

(a)           Reliance on Information.  In undertaking the Commitment, Initial Lender is relying and will continue to rely, without independent verification, thereof, on the accuracy of the information furnished to it by the Borrower Parties, or on their behalf, and the representations and warranties made by Initial Sponsors herein.  Initial Lender may also rely on any publicly available information issued or authorized to be issued by Borrower Parties or any of their subsidiaries or affiliates.  Initial Lender has no obligation to investigate, and have not undertaken any independent investigation of, any information or materials, public or otherwise, made available by Borrower Parties or any of their subsidiaries or affiliates.  The obligations of Initial Lender under this Commitment Letter are made solely for the benefit of Sponsors and Sponsor LLC and may not be relied upon or enforced by any other person or entity.

(b)           Complete Agreement; Waivers and Other Changes to be in Writing.  This Commitment Letter (together with the Fee Letter) supersedes all previous negotiations, agreements and other understandings relating to the CMBS Loan, including, without limitation, previous discussions regarding the terms contained on the attached Exhibits.  Please note, however, that the terms and conditions to be set forth in the Loan Documents are not limited to those set forth herein or in the attached Exhibits, provided that unless specifically agreed by the Borrower Parties, they shall not be inconsistent with any provision of this Commitment Letter or the attached Exhibits.  Those matters that are not covered or made clear herein or in the attached Exhibits are subject to further mutual agreement of the parties.  No alteration, waiver, amendment or supplement of or to this Commitment Letter or the Fee Letter shall be binding or effective unless the same is set forth in a writing signed by a duly authorized representative of each party hereto or thereto.

(c)           Power, Authority and Binding Effect.  Each of the parties hereto represents and warrants to each of the other parties hereto that (i) it has all requisite power and authority to enter into this Commitment Letter and the Fee Letter and (ii) each of this Commitment Letter and the Fee Letter has been duly and validly authorized by all necessary corporate action on the part of such party, has been duly executed and delivered by such party and constitutes a legally valid and binding agreement of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally.

(d)           Time of Essence.  Time shall be of the essence whenever and wherever a date or period of time is prescribed or referred to in this Commitment Letter.

(e)           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York.  The Initial Lender’s obligations as set forth herein shall be subject to all regulatory requirements applicable to them (but such requirements shall not permit Initial Lender to terminate this Commitment).

EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS COMMITMENT OR THE TRANSACTIONS OR THE MATTERS CONTEMPLATED BY THIS COMMITMENT.  EACH PARTY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT, THE TRANSACTIONS CONTEMPLATED BY THIS COMMITMENT OR ANY MATTERS RELATED TO THIS COMMITMENT.  IN THE EVENT OF LITIGATION, THIS LETTER MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(f)            No Rights or Liability.  Neither this Commitment Letter nor the Fee Letter create, nor shall any of them be construed as creating, any rights enforceable by a person or entity not a party hereto, except as provided in the indemnification provisions. Initial Sponsors, on behalf of themselves and each other Borrower Party, acknowledge and agree that: (i) none of the Initial Lender, any arranger, bookrunner or agent acting on behalf of Initial Lender is, nor shall any one of them be construed as, a fiduciary or agent of any Borrower Party or any other person and except as expressly set forth herein, shall have no duties or liabilities to any such person’s equity holders or creditors by virtue of this Commitment Letter or the Fee Letter, all of which are hereby expressly waived; (ii) none of the Initial Lender, any arranger, bookrunner or agent acting on behalf of the Initial Lender shall have any liability (including, without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements resulting from any negligent act or omission of any of them), whether direct or indirect, in contract, tort or otherwise, to any Borrower Party (including, without limitation, their respective equity holders and creditors) or any other person for or in connection with this Commitment Letter, the Fee Letter or the CMBS Loan, except that a claim in contract for damages recoverable in a contract action that were caused by a breach of any contractual obligation expressly set forth in any written agreement signed by the party against which enforcement of such claim is sought shall not be impaired hereby (provided that no punitive damages are permitted hereunder) and (iii) Initial Lender was induced to enter into this Commitment Letter and the Fee Letter by, inter alia, the provisions in Sections 3, 4, and 7 herein.

(g)           No Liability for Special or Punitive Damages.  To the fullest extent that a claim for punitive damages may lawfully be waived, no party hereto shall ever be liable for any punitive damages on any claim (whether founded in contact, tort, legal duty or any other theory of liability) arising from or related in any manner to this Commitment Letter or the negotiation, execution, administration, performance, breach, or enforcement of this Commitment Letter or the instruments and agreements evidencing, governing or relating to the CMBS Loan contemplated hereby or any amendment thereto or the consummation of, or any failure to consummate, the CMBS Loan or any act, omission, breach or wrongful conduct in any manner related thereto.

(h)           Counterparts.  This Commitment Letter may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Commitment Letter by facsimile shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

Please evidence your acceptance of the provisions of this Commitment Letter, including, without limitation, the attached Exhibits, by (i) signing the enclosed copy of this Commitment Letter; and (ii) returning the signed Commitment Letter and Fee Letter to the undersigned at or before the Expiration Date, the time at which the Commitment (if not so accepted prior thereto) will expire.

Very truly yours,

DEUTSCHE BANK AG, NEW YORK BRANCH

By:	/s/ Todd Sammann
Todd Sammann
Managing Director

By:	/s/ Tobin Cobb
Tobin Cobb
Managing Director

GERMAN AMERICAN CAPITAL CORPORATION

By:	/s/ Todd Sammann
Todd Sammann
Vice President

By:	/s/ Tobin Cobb
Tobin Cobb
Vice President

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ACCEPTED this 2nd day of December, 2006

FERTITTA COLONY PARTNERS LLC

By:	/s/ Frank J. Fertitta, III

Name:	Frank J. Fertitta, III

Title:	Authorized Member

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